UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 5, 2005
U.S. BANCORP
(Exact name of registrant as specified in its charter)
1-6880
(Commission File Number)

DELAWARE (State or other jurisdiction of incorporation)	41-0255900 (I.R.S. Employer Identification Number)
800 Nicollet Mall
Minneapolis, Minnesota 55402
(Address of principal executive offices and zip code)
(651) 466-3000
(Registrant’s telephone number, including area code)
(not applicable)
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 Under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.
     On December 5, 2005, U.S. Bancorp, a Delaware corporation (the “Company”), issued a news release announcing that it had priced a private placement of $2 billion aggregate principal amount of its floating rate convertible senior debentures due 2035 (the “Convertible Debentures”). The initial purchasers of the Convertible Debentures also have an option to purchase up to an additional $500 million aggregate principal amount of the Convertible Debentures solely to cover overallotments. Following the issuance of the press release attached hereto as an exhibit, the Company agreed to extend the period during which the overallotment option can be exercised from 13 days to 23 days. The sale of the Convertible Debentures closed on December 9, 2005. The Convertible Debentures were issued to the initial purchasers pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and will be resold by the initial purchasers to “qualified institutional buyers” in accordance with Rule 144A under the Securities Act. The initial purchasers will receive aggregate purchase discounts or commissions of $15 million ($19.3 million if the overallotment option is exercised in full).
     The Convertible Debentures bear interest at an annual rate equal to three-month LIBOR, reset quarterly, minus 1.46%; provided that such rate will never be less than zero percent per annum. Interest on the Convertible Debentures is payable in arrears beginning on December 11, 2006. After December 11, 2030, interest will cease to be paid and holders will instead receive the accreted principal amount of a Convertible Debenture, which will be equal to the original principal amount of $1,000 per Convertible Debenture, increased daily by a variable yield beginning on December 11, 2030.
     A portion of the Convertible Debentures may be convertible into shares of the Company’s common stock at any time on or prior to December 11, 2035. If converted, holders of the Convertible Debentures will receive cash up to the principal amount of a Convertible Debenture and, if the market price of the Company’s common stock exceeds the conversion price in effect on the conversion date, holders will also receive a number of shares of Company common stock per Convertible Debenture as determined pursuant to a specified formula, subject to the Company’s option to cash settle all or some of its delivery obligations. The Convertible Debentures have an initial conversion rate of 27.1370, representing an initial conversion price of $36.85, representing a premium of approximately 20% over the market price at the time of issuance. Accordingly, unless and until the market price of the Company’s common stock exceeds $36.85, holders of the Convertible Debentures will not be entitled to receive any shares of the Company’s common stock upon conversion.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits.

99.1	News Release of the Company, dated December 5, 2005, announcing the pricing of a private placement of $2 billion aggregate principal amount of Convertible Debentures.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 9, 2005

U.S. BANCORP
By:	/s/ Lee R. Mitau
	Name:	Lee R. Mitau
	Title:	Executive Vice President, Secretary and General Counsel

INDEX TO EXHIBITS

99.1	News Release of the Company, dated December 5, 2005, announcing the pricing of a private placement of $2 billion aggregate principal amount of Convertible Debentures.